FOR IMMEDIATE RELEASE

MortgageIT Holdings, Inc. Reports Selected Preliminary 2005 Q4 Operating Data

•	Funds $9.24 billion of loans in the fourth quarter

•	Consolidates sub-prime business unit in light of adverse market conditions

New York, N.Y., January 11, 2006 — MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage real estate investment trust (‘‘REIT’’), today reported selected preliminary operating data for the fourth quarter ended December 31, 2005. The Company will report its 2005 fourth quarter and year end financial results after market hours on March 6, 2006.

Portfolio Activity Highlights

The Company’s 100% self-originated portfolio totaled approximately $4.6 billion at the end of the fourth quarter. The portfolio included approximately $25 million of self-originated mortgage backed securities that the Company retained as part of a securitized loan sale.

→	The Company expects the return on assets for the portfolio for the fourth quarter of 2005 to be moderately higher than that of the third quarter ended September 30, 2005 due, in part, to a slowdown in portfolio prepayment speeds.

→	The Company will continue to include only carefully selected, high credit quality, assets in its 100% self-originated portfolio and retain selected mortgage backed securities from its own securitizations.

Mortgage Bank Loan Funding Activity Highlights

During the fourth quarter of 2005, the Company funded $9.24 billion of loans, an increase of 111% over the prior year period and flat when compared to the third quarter of 2005.

Fourth Quarter Funding Volume ($ Billions)
Banked Volume	$8.84
Brokered Volume	0.40
Total Fundings	$9.24
Whole Loans Purchased by Third Parties	$8.66
Whole Loans Transferred to REIT Portfolio	0.52
Loans Securitized	0.39
Total Loans Sold/Transferred	$9.57
% Refinance	53%
% Purchase Money	47%

Consolidation of Sub-Prime Business Unit and Guidance

In an effort to continue to aggressively defend profitability and in order to better position the Company as we enter 2006, the Company reduced its presence in the sub-prime loan origination market in the face of adverse market conditions. In the fourth quarter of 2005, sub-prime loan funding volume accounted for approximately 11% of the Company’s mortgage bank loan production.

→	During the fourth quarter of 2005, the Company continued to experience industry-wide compression on gain on sale margins in its sub-prime business unit. In response, the Company consolidated this business unit by reducing the number of its sub-prime branches from six to three and implemented related work force reductions. The significant pressure on gain on sale margins which persisted in the sub-prime business unit and the consolidation of that business unit are expected to negatively impact fourth quarter 2005 earnings by approximately 10 to 15 cents per share.

→	The Company expects to fund approximately $200 to $400 million of sub-prime loan volume in the first quarter of 2006, a decline from the same period last year.

Fourth Quarter and Year End 2005 Conference Call Information

MortgageIT Holdings, Inc. will release its 2005 fourth quarter and year end financial results after market hours on Monday, March 6, 2006. The Company will also hold a conference call to discuss its fourth quarter and year end financial results on Tuesday, March 7, 2006 at 10:00 a.m. Eastern Time. Interested parties may listen to the live call by dialing 800-865-4415 (U.S.) or 973-935-2402 (International) and referencing the conference ID #6915241, or by visiting the MortgageIT Holdings corporate website, http://www.mortgageitholdings.com, to listen to a live conference call webcast.

A replay of the conference call will be available through Tuesday, March 14, 2006, at midnight ET. The replay can be accessed by dialing 877-519-4471 (U.S.) and 973-341-3080 (International). The pass code for the replay is 6915241.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust ("REIT") focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage ("ARM") loans through MortgageIT, Inc., its wholly owned residential mortgage banking subsidiary. MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to fund a fully-leveraged, self-originated loan portfolio, our anticipated loan funding volume and our ability to pay dividends. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. MortgageIT Holdings can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from MortgageIT Holdings' expectations include, but are not limited to, MortgageIT's continued ability to originate new loans, including loans that we deem suitable for our securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in MortgageIT Holdings' Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (SEC) on March 31, 2005 and from time to time in MortgageIT Holdings' other SEC reports. Such forward-looking statements speak only as of the date of this press release. MortgageIT Holdings expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:

Investors:
Sean McGrath
MortgageIT Holdings, Inc.,
+1-646-346-8700;

Media:
Ted Stacer
MortgageIT Holdings, Inc.,
+1-646-346-7653

Joe LoBello
Brainerd Communicators, Inc.,
+1-212-986-6667,
for MortgageIT Holdings, Inc.